                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

         [   ]     Preliminary Proxy Statement
         [   ]     Confidential, for Use of the the Commission Only (as
                     permitted by Rule 14a-6(e)(2))
         [ X ]     Definitive Proxy Statement
         [   ]     Definitive Additional Materials
         [   ]     Soliciting Material Pursuant to section 240.14a-11(c) or
                     section 240.14a-12

                          MARSHALL & ILSLEY CORPORATION
                (Name of Registrant as Specified In Its Charter)
________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [ X ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
                   14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

         [   ]     $500 per each party to the controversy pursuant to Exchange
                   Act Rule 14a-6(i)(3).

         [   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)
                   (4) and 0-11.

                  1) Title of each class of securities to which transaction applies:
                           _____________________________________________________

                  2)       Aggregate number of securities to which transaction
                           applies:
                           _____________________________________________________

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                           _____________________________________________________

                  4)       Proposed maximum aggregate value of transaction:
                           _____________________________________________________

                  5)       Total Fee paid:
                           _____________________________________________________

         [   ]    Fee paid previously with preliminary materials.

         [   ]    Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)       Amount Previously Paid:
                           _____________________________________________________

                  2)       Form, Schedule or Registration Statement No.:
                           _____________________________________________________

                  3)       Filing Party:
                           _____________________________________________________

                  4)       Date Filed:
                           _____________________________________________________

                         MARSHALL & ILSLEY CORPORATION
                             770 NORTH WATER STREET
                           MILWAUKEE, WISCONSIN 53202
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 1996

TO THE SHAREHOLDERS OF MARSHALL & ILSLEY CORPORATION:

     The 1996 Annual Meeting of Shareholders of Marshall & Ilsley Corporation will be held at the M&I Marshall & Ilsley Bank, 770 North Water Street, Milwaukee, Wisconsin, on Tuesday, April 23, 1996 at 10:00 a.m., local time, for the following purposes:

     (1) To elect six Directors to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified; and

     (2) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

     Shareholders of record at the close of business on March 4, 1996 are entitled to notice of and to vote at the Annual Meeting.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          M. A. HATFIELD, Senior Vice President
                                          and Secretary

March 8, 1996

                         MARSHALL & ILSLEY CORPORATION
                             770 NORTH WATER STREET
                           MILWAUKEE, WISCONSIN 53202
                                 MARCH 8, 1996

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Marshall & Ilsley Corporation (the "Company" or "M&I") for use at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 1996 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect six Class III Directors, each of whom will hold office until April 1999, and with respect to each Director, until his successor is elected and qualified.

     The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $6,000. The Proxy Statement and the accompanying Proxy are being sent to the Company's shareholders commencing on March 8, 1996.

     Each shareholder of record at the close of business on March 4, 1996 will be entitled to one vote for each share of common stock registered in such shareholder's name. The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the "Common Stock") and its non-voting Series A preferred stock (the "Preferred Stock"). As of March 4, 1996, the Company had outstanding 92,685,907 shares of Common Stock and 348,944 shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

     Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

     The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the "Reinvestment Plan") administered by The First National Bank of Boston, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by The First National Bank of Boston for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, is included with this Proxy Statement.

     UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS III DIRECTOR. ABSTENTIONS AND BROKER NON-VOTES (I.E., PROXIES FROM BROKERS OR NOMINEES INDICATING THAT SUCH PERSONS HAVE NOT RECEIVED INSTRUCTIONS FROM THE BENEFICIAL OWNERS TO VOTE SHARES AS TO A MATTER WITH RESPECT TO WHICH THE BROKERS OR NOMINEES DO NOT HAVE DISCRETIONARY POWER TO VOTE) WILL BE TREATED AS PRESENT FOR PURPOSES OF DETERMINING A QUORUM. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT A MEETING AT WHICH A QUORUM IS PRESENT. IN OTHER WORDS, THE SIX DIRECTORS WHO RECEIVE THE LARGEST NUMBER OF VOTES WILL BE ELECTED AS DIRECTORS. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER NON-VOTE OR OTHERWISE, WILL HAVE NO EFFECT IN THE ELECTION OF DIRECTORS EXCEPT TO THE EXTENT THAT THE FAILURE TO VOTE FOR AN INDIVIDUAL RESULTS IN ANOTHER INDIVIDUAL RECEIVING A LARGER NUMBER OF VOTES. ANY VOTES ATTEMPTED TO BE CAST "AGAINST" A CANDIDATE ARE NOT GIVEN LEGAL EFFECT AND ARE NOT COUNTED AS VOTES CAST IN AN ELECTION OF DIRECTORS.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table lists as of March 4, 1996 information regarding the beneficial ownership of shares of Common Stock by each director and named executive officer of the Company, by each person believed by the Company to be a beneficial owner of more than 5% of Common Stock, and by all directors and executive officers of the Company as a group:

                                                           AMOUNT AND
                          NAME AND                         NATURE OF
                         ADDRESS OF                        BENEFICIAL             PERCENT
                      BENEFICIAL OWNER                    OWNERSHIP(1)            OF CLASS
            -------------------------------------   ------------------------      --------
            Marshall & Ilsley Trust Company                 8,728,700(2)            9.42%
              1000 North Water Street
              Milwaukee, WI 53202
            The Northwestern Mutual Life                    8,665,374(3)            8.63%
              Insurance Company
              720 East Wisconsin Avenue
              Milwaukee, WI 53202
            Richard A. Abdoo                                    5,600(4)            *
            Oscar C. Boldt                                     87,498(5)            *
            J.P. Bolduc                                         2,500(6)            *
            Wendell F. Bueche                                  15,500(4)            *
            Jon F. Chait                                       55,793(7)            *
            J.L. Delgadillo                                    40,000(8)            *
            Glenn A. Francke                                  192,783(6)            *
            G.H. Gunnlaugsson                                 296,498(9)            *
            Burleigh E. Jacobs                                 42,500(6)            *
            Jack F. Kellner                                   495,702(4)            *
            James F. Kress                                     13,000(6)            *
            D.J. Kuester                                      428,420(10)           *
            Edward L. Meyer, Jr.                               23,614(11)           *
            Don R. O'Hare                                      11,100(7)            *
            San W. Orr, Jr.                                   269,236(12)           *
            P. M. Platten, III                                412,572(13)           *
            J.A. Puelicher                                    612,600(14)           *
            Stuart W. Tisdale                                  11,280(7)            *
            J.B. Wigdale                                      634,035(15)           *
            James O. Wright                                    10,720(16)           *
            Gus A. Zuehlke                                    161,760(17)           *

     All directors and executive officers of the Company as a group (27 persons, including the above) own 4,240,135 shares of Common Stock or 4.57% of the total Common Stock outstanding.(18)
---------------
  *  less than 1%

 (1) Except as indicated below, all shares shown in the table are owned with sole voting and investment power.

 (2) This information is based on Amendment No. 15 to Schedule 13-G dated February 14, 1996. All such shares are owned by Marshall & Ilsley Trust Company (the "Trust Company") as trustee or in other fiduciary capacities. The Trust Company has no economic interest in such shares. Of these shares, the Trust Company has sole voting power as to 4,848,516 shares (approximately 5.23%), and shared voting power as to 144,126 shares (less than 1.0%); sole investment power as to 7,388,406 shares (approximately 7.97%), and shared investment power as to 1,174,337 shares (approximately 1.27%). The Company owns all of the issued and outstanding capital stock of the Trust Company.

 (3) This information is based on Amendment No. 8 to Schedule 13-G dated February 8, 1995. Of the shares held, 3,844,229 shares of Common Stock may be acquired upon conversion of the Company's 8 1/2% Convertible Subordinated Notes Due 1997 (the "Notes") held by The Northwestern Mutual Life Insurance Company ("NML"). NML also holds 988,188 shares of Common Stock and 348,944 shares of Preferred Stock. NML has sole voting and investment power as to all such shares, subject to the terms and conditions of a certain Investment Agreement (the "Investment Agreement") between the Company and NML dated August 30, 1985. NML may exchange shares of Common Stock, regardless of how they were acquired, for shares of Preferred Stock. The Preferred Stock is non-voting and convertible into 3,832,957 shares of Common Stock at the same ratio that the Common Stock was exchanged for the Preferred Stock. The Investment Agreement provides for the purchase by NML of up to 24.9%, on a fully diluted basis, of the Common Stock. Purchases may take the form of Common Stock, Preferred Stock, notes or other securities of the Company (together with the Notes, the "Securities") at such prices as may be agreed upon by the parties from time to time. Pursuant to the Investment Agreement, on December 31, 1985, NML purchased $50 million in principal amount of the Notes. On May 26, 1994, NML surrendered $16,363,000 in principal amount of the Notes in exchange for 1,870,057 shares of Common Stock which were exchanged for 163,630 shares of Preferred Stock. The Notes are callable by the Company at par. The Investment Agreement restricts in certain respects NML's right to transfer, acquire and vote any Securities. Under certain conditions, NML may require the Company to repurchase its stock at not less than prescribed prices after a "Change-in-Control" or upon the occurrence of a "Business Combination" (as such terms are defined in the Investment Agreement). For further information concerning the Investment Agreement, the Notes and the Preferred Stock, reference is hereby made to the Company's Current Reports on Form 8-K dated May 20, 1985, August 30, 1985 and January 2, 1986.

 (4) Includes 5,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

 (5) Includes 32,041 shares held by Mr. Boldt's family as to which he disclaims beneficial ownership and 15,400 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

 (6) Includes 2,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

 (7) Includes 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

 (8) Includes 19,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

 (9) Includes 2,700 shares held by Mr. Gunnlaugsson's family as to which he disclaims beneficial ownership and 190,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

(10) Includes 275,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

(11) Includes 1,282 shares held by Mr. Meyer's family as to which he disclaims beneficial ownership and 20,400 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

(12) Includes 250,297 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, and 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

(13) Includes 5,443 shares held by Mr. Platten's family as to which he disclaims beneficial ownership, 189,409 shares as to which Mr. Platten exercises sole voting power, and 75,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

(14) Includes 141,556 shares as to which Mr. Puelicher exercises sole voting power, and 450,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

(15) Includes 11,550 shares held by Mr. Wigdale's family as to which he disclaims beneficial ownership and 326,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

(16) Includes 5,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996 and 500 shares owned by Badger Meter Foundation as to which Mr. Wright disclaims beneficial ownership.

(17) Includes 11,771 shares held by Mr. Zuehlke's family as to which he disclaims beneficial ownership, 45,819 shares as to which Mr. Zuehlke exercises sole voting power, and 15,400 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

(18) Includes 80,600 shares of restricted stock as to which the holders exercise sole voting power and 1,648,700 shares which could be acquired pursuant to the exercise of stock options within sixty days of March 4, 1996.

                             ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Company's Directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect six Class III Directors to serve until the Company's 1999 Annual Meeting of Shareholders and until their successors are elected and qualified. Each Class III Director's term expires at the 1996 Annual Meeting. The following table sets forth certain information with regard to each of the nominees for election as a Director as well as each of the Company's continuing Class I and Class II Directors.

                                    NOMINEES STANDING FOR ELECTION

                                                  PRINCIPAL OCCUPATION
          NAME                                     AND DIRECTORSHIPS
-------------------------  ------------------------------------------------------------------
                           Class III Directors (terms expiring April 1996)
Oscar C. Boldt             Chairman and Chief Executive Officer, The Boldt Group, Inc.,
Age 71                     subsidiaries in general contracting, development and related businesses. A Director since May 1994.
J.P. Bolduc                Chairman and Chief Executive Officer of JPB Enterprises, Inc., a
Age 56                     diversified holding company with interests in the food, beverage, real estate, retail and manufacturing industries, since March
                           1995; Director from 1986 through March 1995, President and Chief
                           Executive Officer, January 1993 to March 1995, President and Chief
                           Operating Officer, August 1990 to January 1993, W.R. Grace & Co.
                           Also a director of Sundstrand Corporation, Newmont Mining
                           Corporation, Brothers Gourmet Coffees, Inc. and Unisys
                           Corporation. A Director since 1987.
Glenn A. Francke           Retired; Chairman of the Board, 1971 through January 1987, M&I
Age 74                     Northern Bank, a subsidiary of the Company. A Director since 1960.
Burleigh E. Jacobs         Chairman of the Board, Chief Executive Officer and Director, Grede
Age 76                     Foundries, Inc., a manufacturer of grey and ductile iron, steel, and alloyed castings. A Director since 1967.
James F. Kress             Chairman, Green Bay Packaging, Inc., a manufacturer of corrugated
Age 66                     and packaging materials. A Director since 1986.
Gus A. Zuehlke             Chairman, Valley Bancorporation until May 1994; Chairman, Valley
Age 74                     Bank, Appleton, Wisconsin, until May 1994. A Director since May
                           1994.

                                         CONTINUING DIRECTORS

                                                  PRINCIPAL OCCUPATION
          NAME                                     AND DIRECTORSHIPS
-------------------------  ------------------------------------------------------------------
                           Class I Directors (terms expiring in April 1997)
Richard A. Abdoo           Chairman of the Board, President and Chief Executive Officer,
Age 52                     Wisconsin Energy Corporation, a holding company with subsidiaries in utility and nonutility businesses. Also a director of ARI
                           Network Services, Inc. and United Wisconsin Services, Inc. A
                           Director since July 1994.
Wendell F. Bueche          Chairman since August 1994, President, February 1993 to August
Age 65                     1994, Chief Executive Officer and Director, February 1993 to
                           present, IMC Global, Inc. Also a director of WICOR, Inc. A
                           Director since 1983.
G.H. Gunnlaugsson          Executive Vice President and Chief Financial Officer of the
Age 51                     Company since 1987; Vice President of M&I Marshall & Ilsley Bank since 1976; Director, M&I Data Services. A Director since February
                           1994.
Jack F. Kellner            Retired; Chairman of the Board from July 1991 to September 1994,
Age 79                     President, Chief Executive Officer and Director until July 1991,
                           Western Industries, Inc., a manufacturer of metal stampings and sheet metal fabrication. A Director since 1976.
P. M. Platten, III         Vice Chairman of the Board of the Company since May 1994;
Age 56                     President and Chief Executive Officer, January 1989 to May 1994,
                           Valley Bancorporation. A Director since May 1994.

                                                  PRINCIPAL OCCUPATION
          NAME                                     AND DIRECTORSHIPS
-------------------------  ------------------------------------------------------------------
J.B. Wigdale               Chairman of the Board of the Company from December 1992 to
Age 59                     present, Chief Executive Officer of the Company from October 1992 to present, Vice Chairman of the Board of the Company from
                           December 1988 to December 1992; Chairman of the Board, January
                           1989 to present and Chief Executive Officer, September 1987 to present, of M&I Marshall & Ilsley Bank, a subsidiary of the
                           Company. A Director since 1988.
James O. Wright            Chairman of the Board and Director, Badger Meter, Inc., a
Age 75                     manufacturer of products using flow measurement technology serving utility, industrial and commercial markets. A Director since 1960.
                           Class II Directors (terms expiring April 1998)
Jon F. Chait               Executive Vice President, Secretary and Director, August 1991 to
Age 45                     present, Chief Financial Officer, August 1993, to present,
                           Manpower Inc. and Executive Vice President, September 1989 to
                           present, Manpower International Inc., a provider of temporary employment services. A Director since 1990.
D.J. Kuester               President of the Company since 1987; President and Director since
Age 54                     January, 1989, M&I Marshall & Ilsley Bank; Chairman of the Board,
                           Chief Executive Officer and Director, M&I Data Services. A
                           Director since February 1994.
Edward L. Meyer, Jr.       President, Anamax Corporation, a processor of hides and
Age 58                     manufacturer of tallow. A Director since May 1994.
Don R. O'Hare              Chairman of Board, September 1994 to present, Chief Executive
Age 73                     Officer, September 1994 to October 1995, Chairman of the Board,
                           January 1989 to August 1991, and Director, Sundstrand Corporation,
                           a manufacturer of aerospace and industrial products; consultant to
                           Sundstrand Corporation, August 1991 to September 1994. Also a
                           director of Sauer, Inc. A Director since 1977.
San W. Orr, Jr.            Attorney, Estates of A.P. Woodson & Family; Chairman of the Board
Age 54                     and Director, Mosinee Paper Corporation and Wausau Paper Mills
                           Company. Also a Director of MDU Resources Group, Inc. A Director
                           since July 1994.
J.A. Puelicher             Retired; Chairman of the Board and Chief Executive Officer of the
Age 75                     Company from April 1981 to December 1992. Also a director of
                           Sundstrand Corporation. A Director since 1959.
Stuart W. Tisdale          Retired; Chairman of the Board and Chief Executive Officer, August
Age 67                     1992 to February 1994, President and Chief Executive Officer,
                           April 1986 to August 1992, and Director, WICOR, Inc. Also a
                           director of Modine Manufacturing Company and Twin Disc, Inc. A
                           Director since 1986.

     The Board of Directors of the Company has standing Executive Compensation, Audit, Retirement Investment and Nominating Committees. The Board of Directors held six meetings in 1995. Each Director attended at least 75% of the meetings of the Board and Board Committees on which the director served.

     The Executive Compensation Committee is responsible for administering compensation levels for certain senior officers of the Company and its subsidiaries, including all executive officers of the Company, and for administering the Company's Stock Option Plans, the 1988 Restricted Stock Plan and the 1994 Long-Term Incentive Plan. The members of the Executive Compensation Committee are Messrs. Jacobs (Chairman), Kellner, O'Hare and Wright, none of whom are employees of the Company or any of its subsidiaries. The Executive Compensation Committee held three meetings in 1995. Salaries for other employees of the Company and its subsidiaries are determined by the management of the respective subsidiaries and are reviewed by the compensation committee of the Board of Directors of the subsidiary involved.

     The Audit Committee has responsibility for nominating the Company's independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent auditors, and reviewing the financial statements of the Company and the audit function to ensure full compliance with requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The members of the Audit Committee, all of whom are non-employee directors, are Messrs. Kellner (Chairman), O'Hare and Wright. The Audit Committee held two meetings in 1995.

     The Retirement Investment Committee is responsible, in relation to funding policy, for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company's Retirement Growth Plan and Incentive Savings Plan. The members of the Retirement Investment Committee, none of whom are employees of the Company, are Messrs. O'Hare (Chairman), Chait and Tisdale. The Committee held three meetings in 1995.

     The Nominating Committee is responsible for recommending to the Board nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. Current employees of the Company are not eligible to serve on the Nominating Committee. The members of the Nominating Committee are Messrs. Tisdale (Chairman), Puelicher, Chait and Boldt. The Nominating Committee has not established procedures for shareholders to recommend nominees for director beyond those contained in the Company's By-laws. The Nominating Committee held one meeting in 1995.

                 LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

     Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 1995, such persons and firms have been indebted to the Company's bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers, including their related interests, of the Company and its significant subsidiaries represented 11.5% of shareholders equity at December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                           COMPENSATION AWARDS
                                                      ------------------------------
                                ANNUAL COMPENSATION    RESTRICTED      SECURITIES
  NAME AND PRINCIPAL            -------------------      STOCK         UNDERLYING          ALL OTHER
       POSITION          YEAR   SALARY($)  BONUS($)   AWARDS($)(1)   OPTIONS/SARS(#)   COMPENSATION($)(2)
-----------------------  ----   --------   --------   ------------   ---------------   ------------------
J.B. Wigdale             1995   $550,000   $275,000           0           30,000            $243,324
Chairman of the Board    1994    550,000    225,000                       56,000             194,812
and Chief Executive      1993    450,000    325,000                                          204,092
Officer
D.J. Kuester             1995    475,000    217,920           0           26,000             167,957
President                1994    475,000    177,601                       48,000             133,521
                         1993    375,000    277,335                                          141,193
G.H. Gunnlaugsson        1995    325,000    207,370           0           18,000             100,761
Executive Vice           1994    325,000    177,136                       34,000              76,594
President and Chief      1993    300,000    201,954                                           87,283
Financial Officer
P.M. Platten, III(3)     1995    475,000    215,000           0                0              51,413
Vice Chairman of the     1994    277,083    102,100                      100,000              22,166
Board
J.L. Delgadillo          1995    250,000    130,000           0            8,000              35,963
Senior Vice President    1994    220,000    120,000      91,250           14,000              20,600
                         1993    173,750    130,889                                           27,562

------------------

(1) As of December 31, 1995, the following individuals have unreleased Key Restricted Stock: Mr. Wigdale, 24,000 shares valued at $616,080; Mr. Kuester, 18,000 shares valued at $462,060; Mr. Gunnlaugsson, 12,000 shares valued at $308,040; and Mr. Delgadillo, 7,400 shares valued at $186,608. Dividends are paid on restricted stock.

(2) Includes $4,500 for each individual paid by M&I under a 401(k) Thrift Plan for 1995. Includes $12,000 for each individual paid by M&I under the Retirement Growth Plan for 1995. Includes the following amounts paid by M&I under a Split Dollar Life Insurance Plan for the benefit of the executives for 1995: J.B. Wigdale -- $13,842; D.J. Kuester -- $7,845; G.H.
     Gunnlaugsson -- $7,271; P.M. Platten -- $0; and J.L. Delgadillo -- $0. Includes the following amounts earned on compensation paid in 1995 by M&I under the Supplementary Retirement Benefits Plan: J.B. Wigdale -- $50,000; D.J. Kuester -- $40,000; G.H. Gunnlaugsson -- $28,000; P.M.
     Platten -- $34,167; and J.L. Delgadillo -- $17,600. Includes the following above-market amounts accrued by M&I on account balances under the Supplementary Retirement Benefits Plan (such amounts were calculated on a basis consistent with the provisions of the Plan, which provides for indexing the earnings rate to the Max Cap Fund of the M&I Retirement Growth Plan, but not less than 6%): J.B. Wigdale -- $23,560; D.J.
     Kuester -- $15,708; G.H. Gunnlaugsson -- $8,248; P.M. Platten -- $746; and J.L. Delgadillo -- $1,863. Also includes the following amounts accrued by M&I under the Nonqualified Supplemental Retirement Plan for 1995: J.B. Wigdale --

     $139,422; D.J. Kuester -- $87,904; G.H. Gunnlaugsson -- $40,742; P.M.
     Platten -- $0; and J.L. Delgadillo -- $0.

(3) M&I employee as of June 1, 1994. Salary and bonus paid in 1994 were prorated amounts of $475,000 and $175,000, respectively.

     The following table provides information on options granted to the named executive officers during 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                             % OF TOTAL                                  GRANT
                                         NUMBER OF          OPTIONS/SARS                                 DATE
                                   SECURITIES UNDERLYING     GRANTED TO     EXERCISE OR                 PRESENT
                                       OPTIONS/SARS         EMPLOYEES IN    BASE PRICE     EXPIRATION    VALUE
              NAME                    GRANTED (#)(1)        FISCAL YEAR      ($/SH)(2)       DATE       ($)(3)
--------------------------------   ---------------------    ------------    -----------    ---------   ---------
J.B. Wigdale                               30,000                4.5%        $ 26.1875      12/14/05    $231,932
D.J. Kuester                               26,000                3.9           26.1875      12/14/05     201,008
G.H. Gunnlaugsson                          18,000                2.7           26.1875      12/14/05     139,159
P.M. Platten, III                              --                 --                --            --          --
J.L. Delgadillo                             8,000                1.2           26.1875      12/14/05      61,849

------------------
(1) Options become exercisable on the following schedule: 50% after 12 months from the date of grant, an additional 25% after 18 months from the date of grant, and the remaining 25% after 24 months from the date of grant; provided that the options will become immediately exercisable upon a "Triggering Event" (which relates to a change of control of the Company).

(2) All options have an exercise price equal to 100% of the fair market of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of the Company's Common Stock. Upon exercise of an option, the holder may satisfy any tax obligations either by having the Company withhold shares or by delivering shares such holder already owns.

(3) The grant date present values were determined using the Black-Scholes model with the following common assumptions: a ten year expected period of time to exercise; a risk-free rate of return of 5.71%; an expected dividend yield of 2.61%; and a volatility factor of 17.2%.

     The following table provides information on option exercises by the named executive officers during 1995.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                              SHARES                               FY-END(#)                    AT FY-END($)(1)
                            ACQUIRED ON       VALUE       ----------------------------    ----------------------------
          NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------   -----------    -----------    -----------    -------------    -----------    -------------
J.B. Wigdale                       0               0        319,500          51,500       $ 3,619,380      $ 133,750
D.J. Kuester                       0               0        269,500          44,500         3,106,500        115,250
G.H. Gunnlaugsson                  0               0        186,000          31,000         2,071,380         80,750
P.M. Platten, III                  0               0         75,000          25,000           318,750        106,250
J.L. Delgadillo                9,000         $87,372         17,500          13,500           128,628         34,500

------------------
(1) For valuation purposes, a December 31, 1995 market price of $26.00 was used.

     The following table provides information on long-term incentive plan awards to the named executive officers with respect to 1995. Awards with respect to 1996 have not been included.

              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                           NUMBER OF SHARES, UNITS     PERFORMANCE OR OTHER PERIOD
                      NAME                     OR OTHER RIGHTS        UNTIL MATURATION OR PAYOUT(1)
        --------------------------------   -----------------------    -----------------------------
        J.B. Wigdale                                15,000                       3 Years
        D.J. Kuester                                13,000                       3 Years
        G.H. Gunnlaugsson                            9,000                       3 Years
        P.M. Platten, III                                0                            --
        J.L. Delgadillo                              4,000                       3 Years

------------------
(1) The initial performance period is the three years commencing on January 1, 1995 and ending on December 31, 1997. Additional Units will be credited to each participant's account when dividends are paid on shares of the Company's Common Stock. Vesting of Units occurs at the end of the three-year period with the exception of the death or disability of the participant, termination of a participant's employment or the occurrence of a "Triggering Event" (which relates to a change in control of the Company). The value of the award at the end of the three-year period is dependent on the total return of the Company's Common Stock for the three-year period when compared with the total return for those stocks composing the Keefe, Bruyette, & Woods, 50 Bank Index in accordance with the following table:

                                                             % OF INITIAL AWARD
                             KBW 50 INDEX                 AND ACCUMULATED DIVIDEND
                            PERCENTILE RANK                     UNITS EARNED
                ---------------------------------------   ------------------------
                95th Percentile and above                            275%
                90th Percentile                                      225%
                75th Percentile                                      185%
                50th Percentile                                      100%
                25th Percentile                                       25%
                Below 25th Percentile                                  0%

     If the total return on the Common Stock falls between two categories (for example, between the 50th and 75th percentiles), the percentage earned will be determined by linear interpolation (in this example, between 100% and 185%).

                                RETIREMENT PLANS

     The Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the "Nonqualified Plan") provides five of the executive officers of M&I with a monthly supplemental retirement benefit. The original purpose of the Nonqualified Plan was to provide a benefit such that the sum of benefits from the Retirement Growth Plan, Social Security, the Supplementary Retirement Benefits Plan and the Nonqualified Plan would equal 60% of each participant's average salary and bonus for his last five years of employment. The monthly benefit under the Nonqualified Plan, starting in most instances when an individual reaches age 65, is fixed based on various actuarial and interest rate assumptions. The monthly benefits, which were adjusted in 1995, are $24,167, $23,167 and $14,958 for Messrs. Wigdale, Kuester and Gunnlaugsson, respectively, and a total of $8,459 for two other executive officers. The benefit will be adjusted in the event of death before age 62 or early retirement and can be paid for life with a 120-month certain payout or on a joint and survivor basis at the option of the participant. The pay-out option elected will also affect the amount of the annual benefit. If a participant leaves the employ of the Company prior to age 55, he will receive no benefits under the Nonqualified Plan, except that, in the event of a Change in Control (as defined in the Nonqualified Plan), each participant will receive the present value of the benefits to which he is entitled under the Nonqualified Plan within 30 days of such Change in Control regardless of his age at that point.

     M&I's Supplementary Retirement Benefits Plan (the "SERP") is a nonqualified benefit plan which covers employees whose compensation exceeds the statutory limits on compensation which can be taken into account for purposes of crediting contributions to M&I's qualified retirement plans, including all of the executive officers named in the Summary Compensation Table. The amount, which would have been allocated to such participant's account absent the statutory limitations, is credited to an account which vests after an employee has five years of vesting service as defined in M&I's Retirement Growth Plan. This account was credited with interest at a rate of 6% per annum until September 1, 1995, at which point the rate was adjusted by the Executive Compensation Committee to the greater of 6% or the percentage rate of return earned by the Max Cap Fund of the M&I Retirement Growth Plan. Pay-out of amounts accrued under the SERP for any participant commences, in general, in the month after the employee attains age 65 and can be in a lump sum or over a term of years at M&I's discretion. M&I has the option to accelerate pay-out if a participant terminates employment prior to his 65th birthday. In the event of a merger, consolidation or liquidation of M&I, the SERP provides that M&I will make suitable arrangements for the payment of any benefits under the SERP.

                   EMPLOYMENT AGREEMENTS AND RELATED MATTERS

     In order to assure management continuity and stability, M&I has entered into substantially similar Employment Agreements (the "Employment Agreements") with Messrs. Wigdale, Kuester, Gunnlaugsson, Platten and Delgadillo, six additional executive officers and 19 other officers and employees of the Company and its subsidiaries (collectively, the "Executives"). The Employment Agreements with Messrs. Wigdale, Kuester, Gunnlaugsson, and Platten each have a term of three years, and the Employment Agreement with Mr. Delgadillo has a term of two years. The Employment Agreements with the other Executives have terms of two or three years.

     The Employment Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for a two- or three-year employment term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

     The Employment Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for "good reason" or is involuntarily terminated other than for "cause" (as defined in the Employment Agreements). In addition, in the case of some Employment Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive's current base salary plus the higher of the Executive's bonus for the last year or the Executive's average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive's beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive's disability or termination by M&I for cause.

     The Employment Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. Some of the Employment Agreements also provide for "gross-up" payments in the event payments to an Executive under the Employment Agreement are subject to Section 4999 of the Code (the "Excise Tax") or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax upon the gross-up payment, shall be equal to the payments then due.

     Upon consummation of the merger of Valley Bancorporation ("Valley") into M&I on May 31, 1994, M&I became the successor to certain continuing obligations of Valley to Mr. Platten arising from the settlement of his employment contract with Valley. In 1995, Mr. Platten received $16,984 as the cash equivalent of certain benefits and perquisites he would have received under his employment contract with Valley. Payment for these items continues through March 1, 1997 in the amounts of $16,984 in 1996, and $4,246 in 1997. In addition, pursuant to the settlement of Mr. Platten's employment agreement with Valley, commencing on July 1, 1997, Mr. Platten will receive an enhanced supplemental pension benefit of $17,903 per month until age 65. Starting at age 65 and until his death, Mr. Platten will receive $8,259 per month as an enhanced supplemental pension benefit. If Mr. Platten's wife survives him, she will receive 50% of such benefits for the remainder of her life. In addition, to the extent any of the foregoing benefits are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Platten will receive a gross-up payment such that he will be in the same after-tax economic position as if no excise tax were imposed. Mr. Platten is also eligible to receive retirement benefits under the Valley Pension Plan and the Valley Excess Benefits Plan.

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     Directors of M&I who are not employees are paid a retainer fee of $12,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $500 for each Committee meeting which they attend. M&I has established a deferred compensation plan for its Directors. Under such plan, all or part of the fees received by a Director may be deferred at the election of the Director. Amounts deferred are credited with an earnings factor based on the Director's allocation among 13-week U.S. Treasury Bills or the Common Stock. Deferred amounts are payable in not less than 36 nor more than 180 monthly installments, as elected by the participating Director, unless the Board elects to distribute amounts over a shorter period. Messrs. Boldt, Bolduc, Chait and Orr elected to defer compensation under the plan during 1995. Directors of M&I who are also Directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the Director compensation schedule of such subsidiaries.

     Directors of M&I who are not employees of M&I or its subsidiaries ("Participants") also participate in the 1995 Directors Stock Option Plan. On the date of the 1995 Annual Meeting of Shareholders, each Participant was granted an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company. On the date of each annual meeting commencing with the 1996 Annual Meeting of Shareholders, each Participant elected or re-elected as a director at such Annual Meeting will receive an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years in the term to which such Participant has been elected. In addition, a Participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a Participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company. Each option granted to a Participant provides that the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, that such options will not be exercisable more than 10 years after the date of grant, and that such options will terminate no later than three years after the Participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the Participant's election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

     Mr. Puelicher and M&I entered into a Consulting Agreement and Supplemental Retirement Plan in 1986, which was amended in 1992 (the "Consulting/Retirement Agreement"). The Consulting/Retirement Agreement went into effect in January 1993 and provides for Mr. Puelicher to serve as a consultant to M&I for five years. As compensation for his commitment to provide consulting services, Mr. Puelicher receives a retirement benefit of $25,000 per month for his life, and, if Mr. Puelicher predeceases his wife, his wife will receive $12,500 per month for her life. Mr. Puelicher also receives a supplemental retirement benefit of $58,333 per month under his Supplemental Retirement Plan dated December 10, 1992. In addition, M&I pays an annual insurance premium for Mr. Puelicher of $112,470 until the earlier of (i) Mr. Puelicher's death, (ii) 19 years from the date of the policy's issue, or (iii) such time as the policy is paid up. M&I will also reimburse Mr. Puelicher for all travel and other expenses incurred in the performance of his duties and will provide him with secretarial services and office space. Mr. Puelicher will continue to participate in M&I's group health insurance (or equivalent plan) while receiving retirement benefits under the Consulting/Retirement Agreement. M&I may terminate the Consulting/Retirement Agreement for "cause" (as defined in the Consulting/Retirement Agreement). The Consulting/Retirement Agreement provides that Mr. Puelicher may not compete with M&I and must maintain the confidentiality of certain information regarding M&I, its business and customers.

     In connection with the merger with Valley on May 31, 1994, M&I agreed to provide Mr. Zuehlke with a $100,000 annual consulting fee for the remainder of his life. Mr. Zuehlke also receives a car, office space and membership in a professional organization.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

General Policy

     The Compensation Committee is responsible for making recommendations on the compensation of the Company's executive officers to the Board of Directors. The Compensation Committee bases its compensation decisions primarily on its overall assessment of the executive's contribution to the profitability of the Company on both a long-term and short-term basis. The Committee reviews the executive's performance in light of both the historical financial performance of the Company and the Committee's assessment of the executive's role in ensuring the financial success of the Company in the future. In this respect, the Committee seeks to reward leadership, innovation, and entrepreneurship. The Committee generally does not mechanically apply any specific goals or criteria in making its decisions, and such decisions are based in large part on the Committee's subjective assessment of the executive's performance. For certain executive officers, the financial performance of the business unit or division for which that executive has responsibility may receive a proportionately larger consideration by the Committee in determining that executive's compensation. The Committee believes that this approach to executive compensation has served the Company well in the motivation and retention of its senior executives.

     The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which will meet the requirements for deductibility.

1995 Compensation

  Overview

     With regard to 1995 compensation decisions, the Committee reviewed the Company's financial performance on both a long-term and short-term basis, the overall job performance of each executive officer, the information provided by the Company's professional compensation consultants, other internally prepared peer group analyses, and various other information which the Compensation Committee deemed relevant in the case of any particular individual. The Committee consulted with professional compensation consultants in order to make more informed decisions. The externally and internally prepared peer group analyses provided the Committee with information on the market relationship of compensation paid to the Company's executive officers. The analyses included information on the companies in the Keefe, Bruyette & Woods 50 Bank Index which is the same peer group used in the performance graph. The Committee reviewed this information for comparison purposes, taking into account the Company's size and performance relative to the companies in the peer group. The Committee did not, however, set the compensation for the Company's executive officers at a specific level as compared to the peer group. The Committee's compensation determinations generally reflect competitive factors and job performance, and, in the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company's performance, the Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis (including net income, return on average shareholders' equity, and return on average assets).

     The Committee's decisions with respect to compensation generally reflect all of the factors considered, including objective factors and the Committee's subjective assessment of the executive's performance, with no specific criteria applied to any one component of compensation such as salary or bonus.

  Base Salary and Bonus

     In determining total cash compensation (salary and bonus), the Committee takes a long-term view of both the executive's job performance and the Company's financial performance. The Committee believes it was appropriate in 1995 to increase total cash compensation and to make long-term incentive awards (stock options and LTIP units) to the Company's senior executive officers. The Committee believes the size of the increases (for cash compensation) and the amount of the awards (for long-term incentives) were commensurate with the Committee's overall evaluation of the senior executives' performance both for 1995 and on a long-term basis. Such increases and awards were based on all the factors, both objective and subjective, considered by the Committee, and, generally, no one specific criteria was applied to determine the size or amount thereof. Mr. Platten's compensation for 1995 was approved in connection with the Company's merger with Valley Bancorporation.

  Long-Term Incentive Compensation

     The Committee made awards to the Company's senior executive officers in 1995 under the 1993 Executive Stock Option Plan ("Stock Option Plan") and the 1994 Long-Term Incentive Plan ("LTIP"). The purpose of these awards is to furnish long-term incentives to executive officers to build shareholder value, and to motivate and retain the personnel critical to the Company's success. It is the intention of the Committee to continue to emphasize long-term incentives in the compensation provided to the Company's executive officers. Each executive officer received an award in 1995 based upon that officer's relative position, responsibilities and performance. Each executive received two stock options for each performance unit granted. In determining the size of the awards, the Committee considered information provided by professional compensation consultants on stock option and long-term incentive plan awards by companies in a representative peer group (which group is not identical to the Keefe, Bruyette & Woods 50 Bank Index). However, the Committee did not base the size of the awards at any specific level in comparison to the peer group, nor did the Committee base the awards on any specific element of the Company's performance.

  Chief Executive Officer Compensation

     In determining Mr. Wigdale's compensation, the Committee's review concentrated on the Company's current and prior year's financial performance, and the prevailing market rates of compensation for his position. The Company's net income for 1995 was $193,299,000, representing a 13.80% increase over 1994. The 1995 return on average assets was 1.52% and the return on average equity was 16.41%, compared to 1.37% and 14.94% respectively for 1994. The 1994 financial information excludes the merger-related items associated with the merger with Valley Bancorporation. Various market data was analyzed by the Committee in order to determine whether Mr. Wigdale is compensated on a basis which is reasonably consistent. It is the Committee's conclusion that Mr. Wigdale's compensation is fair and appropriate.

THE COMPENSATION COMMITTEE:

Mr. Jacobs, Chairman      Mr. Kellner      Mr. O'Hare      Mr. Wright

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the Keefe, Bruyette, & Woods, 50 Bank Index.

                            CUMULATIVE TOTAL RETURN
                  ASSUMES DIVIDENDS & CAPITAL GAINS REINVESTED

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             M&I             S&P             KBW
1990                                       100             100             100
1991                                        97              30              58
1992                                       133              40             102
1993                                       167              55             113
1994                                       121              57             102
1995                                       210             115             224

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     The 1997 Annual Meeting of Shareholders is scheduled for April 22, 1997. In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1997 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 1997 Annual Meeting of Shareholders must be submitted to the Company not later than January 23, 1997. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1997 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 8, 1996. Proposals should be directed to Mr. M.A. Hatfield, Senior Vice President and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1996. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                           PENDING LEGAL PROCEEDINGS

     No director or named executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

                     SECTION 16(A) REPORTING DELINQUENCIES

     The Company believes that during 1995 its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          M.A. Hatfield, Senior Vice President
                                          and Secretary

                                   Proxy Card

                          MARSHALL & ILSLEY CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints J.B. Wigdale and D.J. Kuester, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of Marshall & Ilsley Corporation held of record by the undersigned on March 4, 1996, at the 1996 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 23, 1996 or at any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS.


                              (Continued and to be signed on the reverse side.)

PLEASE MARK BOXES IN BLUE OR BLACK INK.
1.   ELECTION OF CLASS III DIRECTORS:
     FOR all nominees below to serve for the terms indicated below and until their successors are elected and qualified (except as marked to the contrary below). / /

     WITHHOLD AUTHORITY to vote for all nominees listed below. / / (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW).
     Class III (with terms expiring April 1999): Oscar C. Boldt, J.P. Bolduc, Glenn A. Francke, Burleigh E. Jacobs, James F. Kress and Gus A. Zuehlke

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                            Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            Date:_______________________________________, 1996

                                 _______________________________________________
                                            (Signature of Shareholder)

                                 _______________________________________________
                                 (Signature of Shareholder - if held jointly)


PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.